REVISED AMENDED REVENUE SHARING AGREEMENT

This Revised Amended Revenue Sharing Agreement (“Agreement”) is made and entered into between Pineapple Express Inc. (“Pineapple”) and Hawkeye LLC (“Investor”) with respect to the following:

Through an Original Revenue Sharing Agreement (“ORSA”) signed Oct 21, 2015, Investor paid to Pineapple $750.000 (the Consideration) in exchange for various income to be received as laid out in that ORSA.

The ORSA contained provisions that, should Pineapple be unable to make regular payments to Investor, the amount owed back by Pineapple to Investor would increase to a total of $825,000. Regular payments have not been made and Pineapple now owes Investor that amount, less any and all payments paid to date by Pineapple, in addition to late fees accessed of 10% of the late payment per payment from the ORSA.

In addition, an amended agreement was signed in December 2017 with certain provisions, which at this time have also been violated by Pineapple. As such an additional amount is now owed to Hawkeye, bringing the total amount currently 825,000, plus applicable late fees of 10% per payment missed from the ORSA, and 10% per payment missed after the new agreement, less any and all payments paid from the date of the ORSA.

Because Pineapple failed to meet its obligations from the ORSA, and because of the ongoing concern to Investor, Pineapple, on May 18, 2018, transferred a parcel of real estate owned by Pineapple located in Desert Hot Springs CA 92240 at APN: 665-030-043 (or alternatively as 665-030-043-1) to Hawkeye as a partial payment for what is owed by Pineapple to Hawkeye.

The approximate value of the transferred parcel is estimated by Pineapple to be $300,000 and shall be immediately deducted from the amount owing to Hawkeye from Pineapple. However, upon sale of the property by Hawkeye, the actual sales value (minus all costs incurred by Hawkeye related to the sale) will be the revised amount deducted from the total amount currently owed by Pineapple to Hawkeye. (Illustration Example: $300,000 will be immediately deducted from the note. If Hawkeye thereafter sells the parcel for $210,000 and costs of sale to Hawkeye are $10,000, then a total of $200,000 will be deducted from the total amount owed to Hawkeye) The parties agree that at a minimum, regardless of the amount the parcel is ultimately sold for, $200,000 shall be the minimum amount deducted from the note owed to Hawkeye. (Illustration Example: The note shall be immediately reduced by $300,000 and can be revised to an amount that is over $300,000 in the event the parcel is sold by Hawkeye for more than $300,000 less sales fees, or can be reduced to no less than $200,000 in the event the parcel sells for under $200,000 or less by Hawkeye).

NOW, THEREFORE, in consideration of the promises and agreements hereinafter set forth, IT IS HEREBY AGREED by and between the Parties as follows:

This Amended Revenue Sharing Agreement became effective on December 6, 2017 after all parties signed it on that date. A notarized Amended Revenue Sharing Agreement was signed on January 17, 2018. This Revised Amended Revenue Sharing Agreement is being signed on May 18, 2018, following the transfer of the Desert Hot Springs parcel as described above.

1. Pineapple shall commence making payments to Investor of $9800 per month, which shall be due on the 1st day of each month, starting June 1, 2018 and through January 31, 2019.

2. Pineapple shall begin making payments to Investor of $19,600 beginning on February 1, 2019 and until such time as the entire amount owed to Hawkeye has been paid from Pineapple to Investor.

3. A 10% late fee will be paid by Pineapple to Investor for any payment not received by 5 p.m. on the 5th day of any month when full payment is not made on the 1st day of the month. Due to this grace period provision, weekends will be treated as any other day. (If the 1st falls on a Saturday or Sunday, Pineapple can pay on the following Monday, Tuesday, or Wednesday without penalty so long as the payment arrives to Investor before 5 p.m. on the 5th of each month.)

4. Pineapple will have approximately 2 weeks from the signing of this agreement to start making these new payments to Investor.

5. This Agreement constitutes a single, fully integrated contract expressing and representing the entire agreement and understanding of the parties as of the date of execution hereof with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements, negotiations, discussions, understandings. representations, statements and writings between the parties relating thereto and with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto concerning the subject matter of this Agreement. No modification, alteration, amendment, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the parties to be bound thereto. Each party further acknowledges that if it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the matters encompassed by this Agreement, it is the intention of each party to, and each party does hereby fully, finally and forever settle the matters provided by this Agreement, notwithstanding the discovery or existence of any such additional facts. This Agreement is intended to be a binding settlement agreement enforceable by the Courts of the State of California.

6. The determination of the terms of and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all parties hereto after an opportunity for thorough consultation with their legal counsel.

7. Should any part of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner. and the remainder of this Agreement shall remain binding upon the parties.

8. The validity. interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the State of California. The venue for any dispute regarding this agreement shall be Los Angeles County, California.

9. The parties agree that this Agreement shall be binding on and inure to the benefit of their successors, heirs and/or assigns.

10. The parties to this Agreement warrant and represent that they have not assigned or transferred to any person not a party to this Agreement any released matter or any right to any of the payments or other consideration provided pursuant to this Agreement.

11. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

12. Nothing provided herein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between or among any of the parties hereto.

13. Each party hereto represents and warrants to the other that it has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each party and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by each party and. assuming the due authorization, execution and delivery of this Agreement by the other party, will constitute the legal, valid and binding obligation of both parties, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect, as the indemnification provisions contained herein may be limited by the principles of public policy, and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

14. This Agreement may be executed in one or more counterparts, any one of which shall be deemed to be the original even if the others are not produced. A facsimile signature will be considered as though it were an original signature.

[SIGNATURES TO FOLLOW]

WHEREFORE, the parties have executed this Agreement on the date shown below:

Dated: 5/22/2018	/s/ Shannon Chon
Shannon Chon, Managing Member for Hawkeye LLC

Dated: 5/22/2018	/s/ Matthew Feinstein
Matthew Feinstein, President/Director of Pineapple Express Inc.

CALIFORNIA ALL- PURPOSE CERTIFICATE OF ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California }

County of Los Angeles }

On May 22, 2018 before me, Lilian Pudjowibowo, Notary Public,
(Here insert name and title of the officer)

personally appeared MATTHEW FEINSTEIN,
who proved to me on the basis of satisfactory evidence to be the person(~~s~~) whose name(~~s~~) is/~~are~~ subscribed to the within instrument and acknowledged to me that he/~~she/they~~ executed the same in his/~~her/their~~ authorized capacity(ies), and that by his/~~her/their~~ signature(s) on the instrument the person(~~s~~), or the entity upon behalf of which the person(~~s~~) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

LILIAN PUDJOWIBOWO
COMM. # 2177407
NOTARY PUBLIC • CALIFORNIA
LOS ANGELES COUNTY
Comm. Exp. JAN. 23, 2021
MGC1

[signature]
Notary Public Signature (Notary Public Seal)

ADDITIONAL OPTIONAL INFORMATION

DESCRIPTION OF THE ATTACHED DOCUMENT

Revised Amended Revenue
(Title or description of attached document)

Sharing Agreement
(Title or description of attached document continued)

Number of Pages 3 Document Date________

CAPACITY CLAIMED BY THE SIGNER

- ☐ Individual (s)
- ☒ Corporate Officer
  President
  (Title)
- ☐ Partner(s)
- ☐ Attorney-in-Fact
- ☐ Trustee(s)
- ☐ Other ________

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